Exhibit 99.1

BBSI Reports Second Quarter 2018 Financial Results

- Q2 Net Revenues up 3% to $231.6 Million (Gross Billings up 6%) -

VANCOUVER, Washington, August 7, 2018 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 3% to $231.6 million.

•	Gross billings up 6% to $1.4 billion.

•	Net income of $11.2 million, or $1.46 per diluted share, compared to net income of $11.1 million, or $1.47 per diluted share.

“Although we are experiencing headwinds to growth, we continue to see validation of our value proposition in support of the small business owner,” said Michael Elich, president and CEO of BBSI. “As evidence of this, we added a record 380 new clients in the quarter or 254 net new after runoff.”

BBSI CFO Gary Kramer said, “In addition, BBSI has reached an agreement in principle with the SEC Division of Enforcement staff for a full resolution of the investigation which began in 2016. With this resolution, we have turned the corner and have successfully executed our remediation plan.”

Second Quarter 2018 Financial Results

Net revenues in the second quarter of 2018 increased 3% to $231.6 million compared to $225.6 million in the second quarter of 2017.

Total gross billings in the second quarter increased 6% to $1.4 billion compared to $1.3 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease in staffing revenue.

Selling, general and administrative expenses included higher legal expenses associated with the agreement in principle with the SEC Division of Enforcement staff for a full resolution of the matter, resulting in a civil penalty of $1.5 million, which is expected to be paid in the third quarter of 2018, pending final regulatory approval.

Net income for the second quarter of 2018 was $11.2 million, or $1.46 per diluted share, compared to net income of $11.1 million, or $1.47per diluted share, in the year-ago quarter.

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Revised Outlook

For the full year 2018, the Company is adjusting the forecasted diluted earnings per share down by 14 cents from $4.45 to $4.31 to reflect the pending SEC settlement. The forecast continues to assume an effective tax rate of approximately 20%.

BBSI also now expects gross billings for the next rolling 12-month period to increase approximately 10% (14% in prior outlook) and 8% for 2018.

Conference Call

BBSI will conduct a conference call tomorrow, August 8, 2018, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the second quarter ended June 30, 2018. The Company’s President and CEO Michael Elich and CFO Gary Kramer will host the call, followed by a question and answer period.

Date: Wednesday, August 8, 2018

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-800-263-0877

International dial-in number: 1-646-828-8143

Conference ID: 5731062

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through September 8, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 5731062

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billing and wage information for the three and six months ended June 30, 2018 and 2017.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Gross Billings	$1,379,483	$1,298,539	$2,699,327	$2,498,087
PEO and staffing wages	1,165,860	1,093,291	2,280,567	2,104,981

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be an integral part of our workers’ compensation program because they encourage client companies to maintain safe-work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

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	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Worker's compensation	$58,854	$58,928	$115,976	$114,365
Safety incentive costs	8,039	8,160	15,604	14,732
Non-GAAP gross worker's compensation	$66,893	$67,088	$131,580	$129,097

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
PEO and staffing wages	84.5%	84.2%	84.5%	84.3%
Payroll taxes and benefits	7.1%	7.2%	8.2%	8.4%
Non-GAAP gross worker's compensation	4.8%	5.2%	4.9%	5.2%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 5,600 clients across all lines of business in 24 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding revenue growth, costs related to outstanding securities law issues, future effective tax rates, and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the effect of governmental investigations, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2017 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$33,786	$59,835
Trade accounts receivable, net	152,560	136,664
Income taxes receivable	2,329	1,686
Prepaid expenses and other	9,824	5,724
Investments	464	674
Restricted cash and investments	108,196	103,652
Total current assets	307,159	308,235
Investments	1,578	1,199
Property, equipment and software, net	26,148	24,909
Restricted cash and investments	314,819	291,273
Goodwill	47,820	47,820
Other assets	3,169	3,215
Deferred income taxes	7,762	5,834
	$708,455	$682,485

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	3,951	5,166
Accrued payroll, payroll taxes and related benefits	186,172	181,639
Other accrued liabilities	8,944	9,024
Workers' compensation claims liabilities	102,539	97,673
Safety incentives liability	28,064	28,532
Total current liabilites	329,891	322,255
Long-term workers' compensation claims liabilities	288,275	265,844
Long-term debt	4,061	4,171
Customer deposits and other long-term liabilities	1,353	1,381
Stockholders' equity	84,875	88,834
	$708,455	$682,485

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Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenues:
Professional employer service fees	$197,277	$187,718	$386,239	$359,927
Staffing services	34,326	37,856	69,340	75,644
Total revenues	231,603	225,574	455,579	435,571
Cost of revenues:
Direct payroll costs	26,020	28,486	52,423	57,196
Payroll taxes and benefits	98,249	93,946	222,437	209,346
Workers' compensation	58,854	58,928	115,976	114,365
Total cost of revenues	183,123	181,360	390,836	380,907
Gross margin	48,480	44,214	64,743	54,664
Selling, general and administrative expenses	35,614	28,060	65,043	54,670
Depreciation and amortization	1,274	985	2,278	1,927
Income (loss) from operations	11,592	15,169	(2,578)	(1,933)
Other income	2,121	1,326	4,114	1,401
Income (loss) before income taxes	13,713	16,495	1,536	(532)
Provision for (benefit from) income taxes	2,473	5,369	(581)	(431)
Net income (loss)	11,240	$11,126	2,117	(101)
Basic income (loss) per common share	$1.54	$1.53	$0.29	$(0.01)
Weighted average basic common shares outstanding	7,310	7,254	7,307	7,252
Diluted income (loss) per common share	$1.46	$1.47	$0.28	$(0.01)
Weighted average diluted common shares outstanding	7,675	7,550	7,658	7,252

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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